UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 15, 2014

RESPONSE BIOMEDICAL CORP.

(Exact name of registrant as specified in its charter)

Vancouver, British Columbia, Canada	000-50571	98 -1042523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1781 - 75th Avenue W.

Vancouver, British Columbia, Canada V6P 6P2

(Address of principal executive offices, including zip code)

(604) 456-6010

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Response Biomedical Corp. (“Response” or “the Company”) announced on October 15, 2014 that it entered into a funded Technology Development Agreement with Hangzhou Joinstar Biomedical Technology Co. Ltd. (“Joinstar”) to support the co-development by Response and Joinstar of components and multiple assays that will run on a high throughput rapid immunoassay analyzer developed by Joinstar (the “Agreement”).

Joinstar’s main business is research & development, manufacturing, distribution services and bioinformatics targeting the medical In Vitro Diagnostics (“IVD”) market, located in Hangzhou, Zhejiang Province, China and has developed a high throughput rapid immunoassay analyzer and various assays.

Under the terms of the Agreement and related agreements and term sheets, as discussed further below (collectively, the “Agreements”), Response will receive cash proceeds totaling approximately CA$8.82 million. The parties have also entered into a binding term sheet for a definitive supply agreement whereby Response will provide certain raw materials to Joinstar required by Joinstar to manufacture these multiple assays (the “Supply Agreement Term Sheet”).

Additionally, the Agreement provides that Joinstar will pay US$560,000 upon the signing of the agreement and will pay an additional US$3.24 million in development milestones over the planned fifteen month development period. In addition, under the terms of the Supply Agreement, Response will receive a guaranteed US$2.13 million in revenue based payments over the first five years of commercialization of the co-developed assays. Joinstar related entities also have agreed, in two separate binding term sheets, to subscribe for an aggregate of 1,800,000 shares of common stock of Response at a price of $1.21 per share for total gross proceeds of CA$2.18 million. Closing of the equity purchase is subject to approval by the Toronto Stock Exchange and certain Chinese government authorities.

The foregoing description of the Agreements and term sheets does not purport to be complete and is qualified in its entirety by reference to the complete text of such Agreements and term sheets, which are filed together hereto and are incorporated herein by reference.

Item 8.01 Other Events.

The Company issued a press release on October 15, 2014, announcing its entry into the Agreements and term sheets. A copy of this press release is filed as Exhibit 99.1 to this report and is incorporated by reference in this Item 8.01.

Item 9.01	Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1 †	Technology Development Agreement, dated as of October 15, 2014, by and between the Company and Hangzhou Joinstar Biomedical Technology Co., Ltd.
10.2†	Binding Term Sheet - Supply, dated as of October 15, 2014, by and between the Company and Hangzhou Joinstar Biomedical Technology Co., Ltd.
10.3	Binding Term Sheet – Equity Investment (JMIR), dated as of October 15, 2014, by and between the Company and Hangzhou Joinstar Medical Instrument & Reagent Co., Ltd.
10.4	Binding Term Sheet – Equity Investment (HZLZ), dated as of October 15, 2014, by and between the Company and Hangzhou Lizhu Medical Instrument & Reagent Co., Ltd.
99.1	Press release, dated October 15, 2014.

†	Portions of this exhibit have been omitted pursuant to a request for confidential treatment and the non-public information has been filed separately with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE BIOMEDICAL CORP.

By:	/s/William J. Adams
William J. Adams Chief Financial Officer

Date: October 20, 2014

EXHIBIT INDEX

Exhibit No.	Description

10.1 †	Technology Development Agreement, dated as of October 15, 2014, by and between the Company and Hangzhou Joinstar Biomedical Technology Co., Ltd.
10.2†	Binding Term Sheet - Supply, dated as of October 15, 2014, by and between the Company and Hangzhou Joinstar Biomedical Technology Co., Ltd.
10.3	Binding Term Sheet – Equity Investment (JMIR), dated as of October 15, 2014, by and between the Company and Hangzhou Joinstar Medical Instrument & Reagent Co., Ltd.
10.4	Binding Term Sheet – Equity Investment (HZLZ), dated as of October 15, 2014, by and between the Company and Hangzhou Lizhu Medical Instrument & Reagent Co., Ltd.
99.1	Press release, dated October 15, 2014.

†	Portions of this exhibit have been omitted pursuant to a request for confidential treatment and the non-public information has been filed separately with the SEC.